Exhibit 10.2

2010 NONQUALIFIED STOCK OPTION AWARD AGREEMENT

PURSUANT TO

THE AES CORPORATION 2003 LONG TERM COMPENSATION PLAN

(OUTSIDE DIRECTORS)

The AES Corporation, a Delaware Corporation (the “Company”), grants to the Director named below, pursuant to The AES Corporation 2003 Long Term Compensation Plan, as amended (the “Plan”), and this 2010 Nonqualified Stock Option Award Agreement (this “Agreement”), this Award of a Nonqualified Stock Option (“Option”) to purchase full shares of common stock of the Company (“Shares”) upon the terms and conditions set forth herein. Capitalized terms not otherwise defined herein will each have the meaning assigned to them in the Plan.

1.	The Award of this Option is subject to all terms and conditions of this Agreement and the Plan, the terms of which are herein incorporated by reference:

Name of Director:

Type of Grant:

Date of Birth:

Grant Date:

Total Number of Shares Granted:

Option Price per Share:

2.	The Director referenced above is hereby granted an Option representing a right to purchase the number of Shares set forth above at the option price per Share set forth above (which option price is the Fair Market Value of a Share on the date hereof), upon the terms set forth herein and in the Plan, if and only to the extent, such Option (i) has not been forfeited or canceled prior to its Vesting Date (as defined below) and (ii) has vested in accordance with this Agreement.

3.	This Option will expire no later than ten years from April 22, 2010 provided, however, that this Option may expire sooner pursuant to the terms set forth herein and in the Plan.

4.	This Option will vest in three equal installments on each of April 22, 2011, April 22, 2012, and April 22, 2013, (each a “Vesting Date”); provided, however, that if:

(A)	the Director Separates from Service prior to April 22, 2013 by reason of the Director’s death or permanent and total disability (as defined in Section 22(e)(3) of the Code, hereinafter “Disability”), this Option will vest and will become exercisable on such termination date and will expire one year after such termination date; or

(B)	the Director Separates from Service, prior to April 22, 2013 for any other reason, including voluntarily by the Director (including without limitation, Retirement) or by reason of a Separation from Service by the Company other than by reason of death or Disability), then, unless otherwise determined by the Board, any portion of this Option that has vested on or before such termination date will expire one hundred and eighty days after such termination date (and only be exercisable until the expiration of such one hundred and eighty day period), and any portion of this Option that has not vested on or before such termination date will be forfeited in full, cancelled by the Company, and will cease to be outstanding, upon such termination date.

In addition, in the event that a Separation from Service described in clause (A) or clause (B) above occurs on or after April 22, 2013, to the extent that all or any portion of this Option has vested but not yet expired as of such date, such portion of this Option will expire on the earlier of (i) the last day of the time period described in clause (A) or clause (B) above, as applicable, or (ii) the date such portion of this Option would have expired, had such service continued.

5.	Subject to the terms and conditions of the Plan and this Agreement, the Director may exercise any vested portion of this Option by giving appropriate written notice to the Company, together with provision for payment (i) of the full option price of the Shares for which such vested portion of this Option is exercised and (ii) applicable withholding taxes. The notice must specify the portion of this Option to be exercised (i.e., the number of Shares) and be signed by the Director. The full option price of the shares of common stock as to which such vested portion of this Option is exercised (including applicable withholding taxes) must be paid in cash to the Company in full, or alternative adequate provision acceptable to the Committee for such payment made (including an irrevocable instruction to a broker to deliver the option price at a future date), at the time of exercise.

6.	In addition, in the event that a Change of Control (as defined below) occurs, to the extent that all or any portion of this Option has not already been previously forfeited or cancelled, such portion of this Option will become fully vested and exercisable; provided, however, that in connection with a Change of Control or certain other events, the Committee may, in its discretion (i) cancel any or all outstanding Options issued pursuant to the Plan in consideration for payment to the holders of such cancelled Options of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to such transaction if such Options had been fully vested and exercisable, and had been fully exercised, immediately prior to such transaction, less the option price, if any, that would have been payable therefore, or (ii) if the net amount referred to in clause (i) would be negative, cancel such Options for no consideration of any kind. Payment of any obligation payable pursuant to the preceding sentence may be made in cash of equivalent value and/or securities or other property in the Committee’s discretion. For purposes of this Agreement, “Change of Control” means:

(i)	an individual, corporation, partnership, group, associate or other entity or “person”, as such term is defined in Section 14(d) of the Exchange Act, other than the Company or any employee benefit plan(s) sponsored by the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors;

(ii)	individuals who constitute the Board of Directors on April 22, 2010 (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof; provided that any Approved Director (as hereinafter defined) shall be, for purposes of this subsection (ii), considered as though such person were a member of the Incumbent Board. An “Approved Director,” for purposes of this subsection (ii), shall mean any person becoming a director subsequent to April 22, 2010 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee of the Company for director), but shall not include any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or “person” other than the Board of Directors; or

(iii)

the approval by the stockholders of the Company of a plan or agreement providing for, and the consummation of, a merger or consolidation of the Company other than with a wholly-owned subsidiary and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or a sale, exchange or other disposition of all or substantially all of the assets of the Company. If any of the events enumerated in this subsection (iii) occurs, the Board of Directors shall determine the effective date of the Change of Control resulting therefrom for purposes of this Agreement.

7.	The Company and its subsidiaries and Affiliates have the right (i) to withhold any tax required to be withheld in connection with the exercise of any portion of this Option from Shares otherwise deliverable or from any other payment to be made to the Director, or (ii) to otherwise condition the Director’s right to exercise any portion of this Option on the Director making arrangements satisfactory to the Company or any of its subsidiaries or affiliates to enable any related tax obligation of the Director to be satisfied. The Director should consult his or her personal advisor to determine the effect of this Option on his or her own tax situation.

8.	Notices hereunder and under the Plan, if to the Company, must be delivered to the Plan Administrator (as so designated by the Company) or mailed to the Company’s principal office, 4300 Wilson Boulevard, Arlington, VA 22203 (or as subsequently designated by the Company), to the attention of the Plan Administrator, or, if to the Director, will be delivered to the Director or mailed to his or her address as the same appears on the records of the Company.

9.	Subject to the terms and conditions of the Plan, unless the Committee determines otherwise, if a Director is adjudicated to be mentally incompetent while in the continuous service of the Company or an Affiliate or during a period of Disability which commenced while in such service, the Director’s guardian, conservator or legal representative will have the right to exercise this Option on behalf of the Director.

10.	All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan will be binding and conclusive on all persons. Unless otherwise specifically provided herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the Plan will govern.

11.	By accepting the Award of this Option, the Director acknowledges receipt of a copy of the Plan and the prospectus related to this Option and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan, as in effect and/or amended from time to time.

12.	This Option is intended to be excepted from coverage under Section 409A and shall be administered, interpreted and construed accordingly. The Company may, in its sole discretion and without the Director’s consent, modify or amend the terms of this Agreement, impose conditions on the timing and effectiveness of the exercise of the Option by Director, or take any other action it deems necessary or advisable, to cause the Option to be excepted from Section 409A (or to comply therewith to the extent the Company determines it is not excepted). Notwithstanding, Director recognizes and acknowledges that Section 409A of the Code may impose upon the Director certain taxes or interest charges for which the Director is and shall remain solely responsible.

13.	This Agreement will be governed by the laws of the State of Delaware without giving effect to its choice of law provisions.

The AES CORPORATION

By:

Name:
Title: